Filing pursuant to Rule 424(b)(2)
Registration Statements No. 333-49400 and No. 333-66092

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 17, 2000
and Prospectus dated August 3, 2001)

2,261,905 Shares of Common Stock

Warrants to Purchase Shares of Common Stock

226,191 Shares of Common Stock Underlying Warrants

Agent's Warrants to Purchase Shares of Common Stock

180,953 Shares of Common Stock Underlying Agent's Warrants

RIBOZYME PHARMACEUTICALS, INC.

                     This prospectus supplement relates to 2,261,905 shares of our common stock and warrants to purchase 226,191 shares of our common stock that we have sold to certain institutional investors. This prospectus supplement also relates to the 226,191 shares of our common stock that will be issuable upon the exercise of the warrants.

                     This prospectus supplement also relates to the warrants we are issuing to ABN AMRO Incorporated and the 180,953 shares of common stock underlying those agent's warrants.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 of the attached Prospectus.

                                                Per Share and
                                                -------------
                                                   Warrant           Total
                                                   -------            -----
Public Price....................................    $4.20          $9,500,000
Placement Agency Fees...........................    $0.21            $475,000
Proceeds to us (Before Expenses)................    $3.99          $9,025,000

                     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

                     ABN AMRO Incorporated is acting as the placement agent in connection with the offering and has introduced us to institutional investors.

The date of this Prospectus Supplement is November 27, 2001.

TABLE OF CONTENTS

Prospectus Supplement

About this Prospectus Supplement The Offering Use of Proceeds Description of the Warrants Plan of Distribution Validity of Common Stock and Warrants	Page S-1 S-1 S-2 S-2 S-2 S-3

Prospectus

About this Prospectus
Where You Can Find More Information
Information Incorporated By Reference
The Company
Recent Developments
Risk Factors
Use of Proceeds
Plan of Distribution
Description of Common Stock
Description of Preferred Stock
Series A Preferred Stock
Series B Preferred Stock
Description of Warrants
Legal Matters
Experts
Forward-Looking Statements
Page 1 2 2 3 5 6 14 15 16 16 20 21 22 24 24 24

ABOUT THIS PROSPECTUS SUPPLEMENT

                     You should read this prospectus supplement along with the accompanying prospectus and the information incorporated by reference in these documents before you invest. Such documents contain important information you should consider when making your investment decision. See "Information Incorporated by Reference" on page 2 of the accompanying prospectus.

                     This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or documents that are incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide you with different information.

THE OFFERING

Common stock offered Warrants offered Shares of common stock underlying warrants Agent warrants Common stock to be outstanding after the offering Use of proceeds National Market Symbol	2,261,905 shares

Warrants exercisable for 226,191 shares

226,191 shares

Warrants granted to the Placement Agent,
ABN AMRO Incorporated, exercisable
for 180,953 shares of common stock.

19,189,889 shares

To fund increased research and
development; to provide working capital;
and for general corporate purposes.

RZYM

USE OF PROCEEDS

                     We estimate that the net proceeds from the sale of the 2,261,905 shares of common stock and warrants exercisable for 226,191 shares of common stock offered to selected investors by this prospectus supplement and the accompanying prospectus will be approximately $8,915,000, after deducting the agency fee to be paid and the estimated offering expenses payable by us. In addition, we may receive additional proceeds upon the exercise of the warrants by the investors. The warrants are exercisable for 226,191 shares of common stock at an exercise price of $5.00 per share, for a five-year period.

DESCRIPTION OF THE WARRANTS

                     The warrants will be exercisable for a period of five years at an exercise price of $5.00 per share. Under limited circumstances, the warrants may be exercised by a "cashless exercise" provision. The 226,191 shares of common stock underlying the warrants also are being registered pursuant to this prospectus supplement.

                     The warrants issued to the investors contain adjustment provisions relating only to standard dilution events, including stock splits, the payment of stock dividends and certain recapitalization transactions. A copy of the warrant agreement was filed as an exhibit to the registration statement of which the accompanying prospectus forms a part.

PLAN OF DISTRIBUTION

                     ABN AMRO Incorporated has acted as placement agent in connection with this offering pursuant to the terms of engagement letter with us dated June 6, 2001. ABN AMRO Incorporated has introduced us to several institutional investors who will purchase the shares and the warrants. ABN AMRO has no obligation to buy any of the shares or warrants from us.

                     We have agreed to indemnify ABN AMRO and certain other persons against liabilities under the Securities Act. ABN AMRO has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with the offering. The following table shows the per share, per warrant and total commissions we will pay to ABN AMRO in connection with the sale of the shares and the warrants.

Per share and warrant Total	$0.21 $475,000

                     Also in connection with this offering, we will issue to ABN AMRO placement agent’s warrants to purchase 180,953 shares of our common stock at an exercise price of $5.00 per share. The placement agent warrants shall be exercisable for a period of three years from the date of this prospectus supplement. The placement agent warrants contain a cashless exercise provision, and the warrants adjust for certain events, including stock splits, the payment of stock dividends and certain recapitalization transactions. We have agreed to register the resale of the shares underlying the warrants, if necessary, pursuant to a registration statement on Form S-3. In addition, if necessary, we have granted to ABN AMRO the right to "piggyback" on a resale registration statement filed by us.

                     The placement agent's warrants shall be mandatorily convertible into shares of our common stock if we conduct a public offering of shares of our common stock, or if we register the resale from time to time of shares of our common stock held by our stockholders, if the per share stock price is greater than or equal to $5.00.

                     We also have agreed to reimburse ABN AMRO Incorporated for its reasonable out-of-pocket expenses.

                     Pursuant to the terms of our engagement letter with ABN AMRO Incorporated we also have agreed that for a period of twelve months following the expiration or termination of the engagement, we will pay a transaction fee to ABN AMRO if we consummate certain capital-raising transactions or enter into a letter of intent or agreement during such twelve-month period to consummate certain capital-raising transactions.

VALIDITY OF COMMON STOCK AND WARRANTS

                     The validity of the shares of common stock, the warrants, and the shares underlying the warrants we are offering will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York.

PROSPECTUS

$10,000,000

RIBOZYME PHARMACEUTICALS, INC.
Shares of Common Stock, Preferred Stock and Warrants

                     This is a public offering of shares of common stock, shares of preferred stock and warrants of Ribozyme Pharmaceuticals, Inc. This means that from time to time:

•	we may offer and issue shares of common stock, shares of preferred stock, and warrants, each in varying amounts and at prices and on terms to be determined at the time of sale;

•	we will provide a prospectus supplement each time we sell a particular series of securities; and

•	we the prospectus supplement will describe the offering and the terms of that series of securities.

                     We will receive all of the proceeds from the sale of our securities.

                     Where necessary, the applicable prospectus supplement will contain information about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus.

                     We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See "Plan of Distribution."

                     Our common stock is traded on the Nasdaq National Market under the symbol "RZYM."

                     The securities offered involve a high degree of risk. See "Risk Factors" commencing on page 6 for a discussion of some important risks you should consider before buying any shares of common stock, shares of preferred stock or warrants.

                     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2001

ABOUT THIS PROSPECTUS

                     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. We may from time to time sell any combination of the securities offered in this prospectus in one or more offerings up to a total dollar amount of $10,000,000.

                     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement which contains specific information about the terms of the securities being offered also may include a discussion of certain U.S. federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 2 of this prospectus.

                     Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "we," "us," or similar references mean Ribozyme Pharmaceuticals, Inc.

WHERE YOU CAN FIND MORE INFORMATION

                     We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, omits some of the information contained in the Registration Statement, including exhibits. We also file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934.

                     You may read and copy the Registration Statement, including exhibits, as well as our reports, proxy statements and other information that we file, at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information filed electronically with the SEC at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

                     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

2.	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2001;

3.	Our Proxy Statement for the 2001 Annual Meeting of Stockholders;

4.	Our Current Report on Form 8-K, dated January 5, 2001; and

5.	The description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on April 11, 1996, including any amendments or reports filed to update such description.

                      You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Marvin Tancer
Chief Financial Officer
Ribozyme Pharmaceuticals, Inc.
2950 Wilderness Place
Boulder, Colorado 80301
(303) 449-6500

                     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Do not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

THE COMPANY

                     The following discussion may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Our actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors," as well as those discussed elsewhere in this prospectus or in documents incorporated by reference herein, including any amendments or supplements hereto. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

                     Following is a short summary of our business. You should carefully read our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which are incorporated herein by this reference, for more information on our business.

We are developing a new class of therapeutics.

                     We are developing a new class of therapeutics based on engineered molecules called ribozymes. A ribozyme is a sequence of nucleotides that has binding sequences along with a catalytic core capable of cleaving a specific RNA molecule, including mRNA and viral RNA. Ribozymes act as "molecular scissors" by cutting RNA molecules into two ineffective strands, thereby preventing protein production. Since, in principle, ribozymes can be applied to any RNA, we have the potential to develop ribozymes as an entirely new class of therapeutic agents.

Ribozymes have potentially significant advantages over traditional drugs.

                     Ribozymes have potentially significant advantages over traditional approaches to treat a disease including the following:

•	Broad Applicability. All diseases, for which a gene can be identified as a cause or an essential contributing factor, are potentially treatable with ribozyme drugs.

•	High Selectivity. Side effects associated with traditional drugs may be reduced or avoided by using ribozymes designed to attach to and cut only a targeted RNA. Because of this selectivity, only the function of the targeted genetic sequence is affected; other molecules and gene functions are not altered.

•	Destruction of Target. As compared to most drugs which only temporarily prevent targeted gene function, ribozymes destroy the target RNA and stop the associated protein production.

We are developing drugs that address significant and unmet medical needs.

                     We are currently in clinical development and pre-clinical testing for the following four product candidates:

•	ANGIOZYME, to treat solid tumor cancers (colorectal, renal cell, lung, breast and melanoma), which account for over 550,000 new cancer cases and nearly 300,000 deaths per year in the United States. We are developing ANGIOZYME in collaboration with Chiron Corporation. During the first two quarters of 2001, we initiated Phase II clinical trials in metastatic breast and colorectal cancer. Over the next few quarters, we anticipate initiating additional Phase II clinical trials in metastatic renal, melanoma and lung cancers.

•	HEPTAZYME, to treat chronic Hepatitis C, is being developed solely by us. There are over 3.9 million chronically infected persons in the United States and over 170 million worldwide. Hepatitis C infects approximately 50,000 people and has over 10,000 deaths associated with it each year in the United States. We expect to initiate a Phase II clinical trial for HEPTAZYME around the end of 2001.

•	HERZYME, to treat breast and other cancers, which we are developing in collaboration with Elan Corporation plc and its affiliates. We recently filed an Investigational New Drug application, an IND, for HERZYME in Canada and we expect to begin a Phase I clinical trial during the third quarter of 2001.

•	HepBzyme, for the treatment of Hepatitis B, which is in pre-clinical testing. We expect to file an IND for HepBzyme in 2002.

We believe our patent-protected technology platform can provide continuous flow of new products.

                     Our proprietary technology enables us to design ribozymes against many validated disease targets and to quickly move from target identification to pre-clinical development, thereby providing a continuous flow of new products. Our technology is protected by over 150 issued or allowed patents worldwide, which we own or have exclusive licenses to and by more than 100 patent applications pending worldwide.

Also, we believe our extensive knowledge, broad experience and strong intellectual property position in the field of nucleic acid technology will continue to allow us to take advantage of additional opportunities in the area of drug discovery and development.

                     We used ribozymes for target discovery and validation to help companies in the life science industry to identify genes that cause or contribute to human disease. In 1998, we decided to focus on the therapeutic potential of ribozymes and transferred our target discovery and validation technology to a newly-formed German company, Atugen, in exchange for a significant equity interest. Currently, we own a 31.6% interest in Atugen.

                     In addition, ribozymes have shown applicability in the area of molecular diagnostics. On May 9, 2001, we entered into a collaborative agreement with Archemix, a privately-held company whose primary technology, RiboReporters, incorporates allosteric ribozymes or ribozymes that are active only in the presence of a specific molecule. This technology allows researchers to detect individual molecules in complex mixtures, facilitating the discovery and validation of new drug targets. Under the terms of our agreement with Archimex, we granted to Archemix certain licenses and sublicenses to our intellectual property covering the allosteric ribozyme technology in exchange for an equity position in Archemix and a seat on both Archemix’s Board of Directors and its Scientific Advisory Board. We also received a license to Archemix’s intellectual property covering allosteric ribozymes for use in molecular diagnostic applications.

Recent Developments

                     On July 1, 2001, Howard W. Robin, our President and former Chief Operating Officer succeeded Ralph E. Christoffersen to the position of Chief Executive Officer. Mr. Robin, was elected to the Board of Directors on March 29, 2001. Mr. Robin joined us in January 2001 after 21 years at Berlex Laboratories where he served as Corporate Vice President and General Manager, Therapeutics. Ralph E. Christoffersen is now Chairman of the Board of Directors.

                     On June 11, 2001, we announced the appointment of Marvin Tancer to the position of Chief Financial Officer and Vice President of Operations effective July 1, 2001. Mr. Tancer joined us with 19 years of pharmaceutical, financial and operations experience.

                     On May 9, 2001, we announced a strategic alliance with Archemix, that will allow both companies to capitalize on reciprocal intellectual property in the field of proteomics and molecular diagnostics. We cross –licensed intellectual property covering allosteric ribozymes and we received an equity position in Archemix.

                     On February 8, 2001, and June 21, 2001, we and Chiron initiated Phase II clinical trials evaluating the clinical activity of ANGIOZYME in metastatic breast and colorectal cancer. We anticipate initiating three more Phase II clinical trials to investigate the efficacy of ANGIOZYME in metastatic lung, renal and melanoma cancers.

                     Our corporate headquarters are located at 2950 Wilderness Place, Boulder, Colorado 80301, and our telephone number is (303) 449-6500. Our website address is www.rpi.com. Information contained on our website does not constitute part of this prospectus.

                     ANGIOZYME™, HEPTAZYME™, and HERZYME™are our trademarks.

RISK FACTORS

                     You should carefully consider the following risk factors and all other information contained in this prospectus, any prospectus supplement and the documents we incorporate by reference herein before purchasing our securities. Investing in our securities involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

We are a biotechnology company in the early stage of development and have only a limited operating history for you to review in evaluating our business and prospects.

                     Our ribozyme technology is in an early stage of development and represents a new and unproven approach to therapeutic products. There can be no assurance that our technologies will enable us or any of our collaborators to discover and develop therapeutic products.

                     All of our products are in early stages of development, have never generated any sales and require extensive testing before commercialization. We do not expect any of our product candidates to be commercially available for at least four years. You must consider, based on our limited history, our ability to:

•	obtain the financial resources necessary to develop, test, manufacture and market products;

•	engage corporate partners to assist in developing, testing, manufacturing and marketing our products;

•	satisfy the requirements of clinical trial protocols, including patient enrollment;

•	establish and demonstrate the clinical efficacy and safety of our products;

•	obtain necessary regulatory approvals; and

•	market our products to achieve acceptance and use by the medical community in general.

We have a history of losses, expect future losses and cannot assure you that we will ever become or remain profitable.

                     We have incurred significant losses and have had negative cash flows from operations since inception. To date, we have dedicated most of our financial resources to research and development and general and administrative expenses. We have funded our activities primarily from sales of our stock, revenues we receive under research and development agreements, and lines of credit. As of March 31, 2001, our accumulated deficit was $112.0 million.

                     We expect to incur losses for at least the next several years because we plan to spend substantial amounts on research and development of our products, including preclinical studies and clinical trials, and, if we obtain necessary regulatory approvals, on sales and marketing efforts.

We depend upon our collaborative relationships and our collaborators have rights under these agreements which if exercised could impair our ability to develop our products and our operating results.

                     Engaging corporate partners and other third parties to develop, test and manufacture our initial products has been, and is expected to continue to be, a key element of our strategy. Our current partners, Chiron Corporation and Elan Corporation plc, have the right to terminate unilaterally our existing agreements or to discontinue funding their share of product development expenses. If any of our current partners were to terminate its funding of the development of a particular product, we may not have the right to continue development of that product on our own.

                     In addition, there are many aspects of our collaborations that have been and will continue to be outside of our control including:

•	decisions by our collaborators to extend or renew our agreements and relationships;

•	the pace of development of our products including the achievement of performance milestones;

•	development by our collaborators of competing technologies or products;

•	exercise by our collaborators of marketing or manufacturing rights; and

•	the loss of our rights to products or the profits from our products if we are unable to fund our share of development costs.

We have granted exclusive rights to certain of our collaborators to products targeting specific gene sequences which could delay development of those products and prevent us from entering into other collaborative agreements.

                     Under our current collaborations, up to an aggregate of 50 targets may be reserved at any time by our collaborators. Development of the products subject to these exclusivity provisions is out of our control. These products will not be available to us during the exclusivity term either to develop internally or in collaboration with third parties.

                     Some of our collaborators have the right to reserve exclusive rights to specified products for a period of time, even if they are not developing those products. Also, many of our collaboration agreements require us to offer our collaborators a right of first offer for certain targets and products.

Because we must obtain regulatory approval to market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.

                     The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the Food and Drug Administration, the FDA. Satisfaction of regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

                     Before commencing clinical trials in humans, we must submit and receive approval from the FDA of an IND. Clinical trials are subject to oversight by institutional review boards and the FDA and:

•	must be conducted in conformity with the FDA's good laboratory practice regulations;

•	must meet requirements for institutional review board oversight;

•	must meet requirements for informed consent;

•	must meet requirements for good clinical practices;

•	are subject to continuing FDA oversight;

•	may require large numbers of test subjects; and

•	may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.

                     Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

                     Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us. Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

                     If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all the applicable regulatory requirements needed to receive marketing clearance.

                     Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

We are involved in pending litigation and cannot at this time predict the ultimate outcome or possible loss that could result from that litigation.

                     We are defendants in several related lawsuits which purport to be class actions on behalf of purchasers of our common stock on November 16 and 17, 1999. The lawsuits, which are substantially identical, allege the defendants violated certain federal securities laws based upon an allegedly misleading announcement made on November 15, 1999. The cases have been consolidated in the United States District Court, District of Colorado. As of July 2001, the lawsuits have entered a discovery phase, with all discovery to be completed by October 1, 2001. Trial to a jury has been scheduled to commence on July 2, 2002. We believe that the suits are without merit and we intend to defend ourselves vigorously against the allegations. We cannot predict the ultimate outcome or losses, if any, which may result from this litigation.

If we cannot obtain additional financing, we may have to dilute your interest, curtail our research and development, relinquish our rights to some or all of our products or declare bankruptcy.

                     Our existing financial resources and expected revenues from our collaborations should be sufficient to meet our operating and capital requirements through mid-2002; however, we may have to raise substantial additional capital thereafter if:

•	changes in our research and development plans cause unexpected large future expenditures; or

•	changes in our collaborative relationships cause a significant reduction in our expected revenues from our collaborations.

                     If we raise funds by selling more stock, your ownership share in us will be diluted. We may grant future investors rights superior to those of the securities that you are purchasing. In addition, we do not know if additional funding will be available or on acceptable terms when needed.

Our products require materials that may not be readily available or cost effective, which may adversely affect our competitive position or profitability.

                     The products we are developing are new chemical entities which are not yet available in commercial quantities. Raw materials necessary for the manufacture of our products may not be available in sufficient quantities or at a reasonable cost in the future. Therefore, our products may not be available at a reasonable cost in the future. In January 2000, we entered into an agreement with Avecia Limited to manufacture ribozyme products for us based on technology we licensed to them. Delays or failures in obtaining raw materials or in product manufacturing, including deliveries from Avecia, could delay our product submission for regulatory approval and our initiation of new development programs which could, in turn, materially impair our competitive position and potential profitability.

There is a significant degree of uncertainty relating to our patents that could cause us to incur substantial costs and delays as a result of proceedings and litigation regarding patents and other proprietary rights. The ultimate result of any patent litigation could be the loss of some or all patent protection for the patent involved.

                     Our basic patents, the Cech patents, unless extended, expire in 2008 in the United States and in 2007 in Europe and Japan. Although our license to these patents extends through the expiration of the Cech patents or any extensions thereof, our licensor preserves the right to terminate our license before such time under certain circumstances. We have received approval of some additional patent applications covering various aspects of the ribozyme technology, and we have filed patent applications for other improvements and modifications which have not yet been approved.

We cannot be certain that the named inventors of subject matter claimed by our patents and patent applications were the first to invent or the first to file patent applications for these inventions.

                     Furthermore, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Existing or future patents may be challenged, successfully invalidated, found to be unenforceable, infringed upon, or circumvented by others so that our patent rights would not create an effective competitive barrier. We also cannot assure you that the scope of our issued patents will be sufficiently broad to offer meaningful protection against competitive products. We have filed documents in opposition of two patents granted to a competitor in Europe. Competitors have filed documents in opposition of our Cech patents in Europe and Japan. The patent opposition in Japan has been resolved in our favor. The European opposition proceeding is in progress. However, at the oral proceedings in July 2000, the European Opposition Division found no grounds for revoking the Cech patents but decided to clarify the scope of the claims to cover self-splicing intervening sequence derived ribozymes.

We may not have identified all United States and foreign patents that pose a risk of infringement. We may be forced to litigate if an intellectual property dispute arises.

                     This litigation could be extremely expensive. Proceedings and litigation involving our patents or patent applications also could result in adverse findings about:

•	the patentability of our inventions and product candidates; or

•	the enforceability, validity or scope of protection provided by our patents.

                     As discussed above, our competitors have taken the position in patent oppositions and elsewhere that our patents are invalid or that our activities infringe on their patent rights. While we do not believe we are infringing on the patent rights of our known competitors, we may have to incur substantial costs if litigation is brought against us by these competitors.

The manufacture, use or sale of our products may infringe on the patent rights of others.

                     If we are unable to avoid infringing another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	incur substantial monetary damages;

•	be unable to participate in the manufacture, use or sale of products or methods of treatment requiring licenses.

                     In addition, we regularly enter into agreements to in-license technologies and patent rights. Should we fail to comply with the terms of those license agreements, including payment of any required maintenance fees or royalties, we would lose the rights to those technologies and patents.

Disclosure of our trade secrets could hurt our competitive position.

                     Because trade secrets and other unpatented proprietary information are critical to our business, we attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, third parties may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights.

We lack sales and marketing experience and will rely upon third parties to market our products which will result in a loss of control over the marketing process.

                     We intend to rely on third parties with established direct sales forces to market, distribute and sell many of our products. These third parties may have significant control over important aspects of the commercialization of our products, including market identification, marketing methods, pricing, sales force recruitment and management and promotional activities. We may be unable to control the actions of these third parties. We may be unable to make or maintain arrangements with third parties to perform these activities on favorable terms.

Our success may depend on third-party reimbursement of patients' costs for our products which could result in price pressure or reduced demand for our products.

                     Our ability to market products successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our products and related treatments. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our products, even if our products are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for our products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect our ability to sell our products and may have a material adverse effect on us. We cannot predict the effect of future legislation or regulation concerning the healthcare industry and third-party coverage and reimbursement on our business.

You could experience substantial dilution in the future.

                     You could experience dilution in the net tangible book value of the stock held by you upon:

•	the exercise by holders of outstanding options and warrants;

•	the conversion by Schering AG of outstanding debt into shares of our common stock;

•	the conversion by Elan of shares of our Series A Preferred Stock into a maximum of 1,200,000 shares of our common stock; or

•	the conversion by Elan of our outstanding note into Series B Preferred Stock which is currently convertible into approximately 385,000 shares of our common stock.

Our common stock has limited trading volume and a history of volatility which could impair your investment.

                     You may be unable to sell securities you purchase from us at the time or price desired. The market price of our common stock has fluctuated dramatically in recent years. The trading price of our common stock may continue to fluctuate substantially due to:

•	quarterly variations in our operating results;

•	our ability to raise additional funds;

•	changes in the status of our corporate collaborative agreements;

•	changes in earnings estimates by market research analysts;

•	clinical trials of products;

•	research activities, technological innovations or new products by us or our competitors;

•	developments or disputes concerning patents or proprietary rights;

•	purchases or sales of our stock by our executive officers, directors or substantial holders of our common stock;

•	timing or denial by the FDA of clinical trial protocols or marketing applications;

•	securities class actions or other litigation; and

•	changes in government regulations.

                     These fluctuations have sometimes been unrelated to our operating performance. As a result, the value of your shares could vary significantly from time to time. The historical trading volume of our common stock has been limited. After this offering, an active public market for the common stock may not develop or be sustained.

Both our corporate documents and Delaware law have anti-takeover provisions that may discourage transactions involving actual or potential changes of control at premium prices.

                     Our corporate documents:

•	require procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; and

•	authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine.

                     In addition, we are subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. Accordingly, transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock may be discouraged or more difficult for our company than for other companies organized in other jurisdictions.

USE OF PROCEEDS

                      We will receive all of the net proceeds from the sale of our securities registered under the registration statement of which this prospectus is a part.

                     Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities:

•	to fund increased research and development as we continue to expand our current development programs;

•	to provide working capital; and

•	for general corporate purposes.

                     We have not determined the amount of net proceeds to be used for each of the specific purposes indicated. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our clinical trials, technological advances and the competitive environment for our products. Accordingly, we will have broad discretion to use the proceeds as we see fit. Pending such uses, we intend to invest the net proceeds in interest-bearing, investment grade securities.

PLAN OF DISTRIBUTION

                     We may offer our securities for sale in one or more transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. We may sell securities directly, through agents designated from time to time, or by such other means as may be specified in the applicable prospectus supplement. Participating agents or broker-dealers in the distribution of any of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of shares of the securities purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act.

                     We may sell our securities through a broker-dealer acting as agent or broker or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such securities to the public at varying prices to be determined by the broker-dealer at the time of resale.

                     To the extent required, the number and amount of the securities to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying supplement to this prospectus.

                     If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of the securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement. Underwriters, dealers, and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

                     Under the securities laws of some states, the securities registered by the registration statement may be sold in those states only through registered or licensed brokers or dealers.

                     Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

                     Upon sale under the registration statement that includes this prospectus, the securities registered by the registration statement will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF COMMON STOCK

General

                      Our authorized capital stock includes 60 million shares of common stock, $0.01 par value per share. At March 31, 2001, there were 16,333,575 shares of common stock outstanding.

                     For each outstanding share of common stock held, the holder is entitled to one vote on all matters presented to stockholders for a vote except as otherwise provided by statute and subject to voting rights of any holders of preferred stock. Cumulative voting is not permitted. Holders of the common stock do not have preemptive rights. All shares of common stock issued and sold will be duly authorized, fully paid, non-assessable and are not subject to further call or redemption. Subject to the rights of any holders of preferred stock, dividends may be paid to the holders of common stock if and when declared by our Board of Directors. Dividends will be paid out of funds legally available for dividend payment. We have never paid any dividends and do not intend to do so in the near future. Upon our liquidation, dissolution, or winding up, subject to the rights of any holders of preferred stock, the holders of common stock are entitled to receive our net assets in proportion to the respective number of shares they hold.

Registrar and Transfer Agent

                     American Stock Transfer & Trust Company is the Registrar and Transfer Agent for the common stock.

DESCRIPTION OF PREFERRED STOCK

General

                     We are authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share and may issue such preferred stock in one or more series, each with such preferences, designations, limitations, conversion rights and other rights as we may determine. We have designated:

•	25,000 shares of Series A Preferred Stock, of which 12,015 shares were issued and outstanding at March 31, 2001; and

•	25,000 shares of Series B Preferred Stock of which no shares were issued and outstanding at March 31, 2001.

                     The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Issuance of preferred stock could impede, delay, prevent or facilitate a merger, tender offer or change in our control. Although the Board of Directors is required to make a determination as to the best interests of our stockholders when issuing preferred stock, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in our best interests or in which stockholders might receive a premium for their shares over the then prevailing market price. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Preferred Stock

                     Subject to the limitations prescribed by our Amended and Restated Certificate of Incorporation, our Board of Directors can fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions on the preferred stock, including provisions concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. When issued, the preferred stock will be fully paid and nonassessable by us. The preferred stock will have no preemptive rights.

                      Reference is made to the prospectus supplement relating to the preferred stock offered thereby for specific terms, including:

(1)	the title and stated value of the preferred stock;

(2)	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

(3)	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

(4)	the date from which dividends on the preferred stock shall accumulate, if applicable;

(5)	the procedures for any auction and remarketing, if any, for the preferred stock;

(6)	the provision for a sinking fund, if any, for the preferred stock;

(7)	the provision for redemption, if applicable, of the preferred stock;

(8)	any listing of the preferred stock on any securities exchange;

(9)	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price, or the manner of calculation thereof;

(10)	whether interests in the preferred stock will be represented by depositary shares;

(11)	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

(12)	a discussion of federal income tax considerations applicable to the preferred stock;

(13)	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(14)	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

Rank

                     Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or our winding up, rank:

(a)	senior to all classes or series of our common stock;

(b)	senior to all equity securities ranking junior to the preferred stock,

(c)	equal with all equity securities issued by us, if the terms of such securities specifically provide for equal treatment; and

(d)	junior to all equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

                      The term "equity securities" excludes convertible debt securities.

Dividends

                     Holders of the preferred stock of each series will be entitled to receive, when and if declared by our Board of Directors, out of funds legally available for payment, cash dividends at rates and on dates set forth in the applicable prospectus supplement. Dividends may be based on different rates, which may be fixed or variable. Each such dividend will be payable to holders of record as they appear on our share transfer books on the applicable record dates. Our Board of Directors will fix the record dates for dividend payments.

Redemption

                     If the applicable prospectus supplement so provides, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

Liquidation Preference

                     Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all dividends accrued and unpaid on such series of preferred stock. Such preferred stockholders will receive these distributions before any distribution or payment shall be made to the holders of any common stock or any other class or series of our equity securities ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up.

                     If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their rights and preferences and in each case according to their number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

                     Holders of the preferred stock will not have any voting rights, except as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Conversion Rights

                     The applicable prospectus supplement will set forth the terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock. Such terms will include:

•	the number of shares of common stock into which the shares of preferred stock are convertible;

•	the conversion price (or manner of calculation thereof);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of the preferred stock or us;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of such series of preferred stock.

Registrar and Transfer Agent

                     The applicable prospectus supplement will set forth the Registrar and Transfer Agent for the preferred stock.

The statements below describing the Series A Preferred Stock and the Series B Preferred Stock are in all respects subject to and qualified by reference to the applicable provisions of our Amended and Restated Certificate of Incorporation and Bylaws and any applicable articles supplementary to the Amended and Restated Certificate of Incorporation designating terms of a series of preferred stock.

Series A Preferred Stock

Dividends

                     The Series A Preferred Stock has a stated dividend rate of 6.0% which is payable semi-annually through the issuance of additional shares of Series A Preferred Stock at a nominal value of $1,000 per share.

Liquidation Preference

                     In the event of any liquidation, dissolution or winding-up of the affairs of our business, whether voluntary or involuntary, before any payments of cash or distributions of property are made to the holders of the common stock or any other class or series of stock subordinate in liquidation preference to the Series A Preferred Stock and Series B Preferred Stock, the holders of the Series A Preferred Stock and the Series B Preferred Stock, will be entitled to receive out of our assets legally available for distribution, and after accrued and unpaid dividends, $1,000 per share on a pro rata basis. If, upon liquidation, there are not sufficient assets to pay the holders of the Series A Preferred Stock and the Series B Preferred Stock the full amounts to which they are entitled, they will share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them if they were paid in full.

Voting Rights

                     The holders of the Series A Preferred Stock are not entitled to vote except that, so long as there are any shares of Series A Preferred Stock outstanding, we will not, without first obtaining approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock: (1) amend our Certificate of Incorporation so as to affect adversely the shares of Series A Preferred Stock or the holders of the Series A Preferred Stock, including by creating any additional classes or preference or other rights senior to the Series A Preferred Stock or (2) change the rights of the holders of the Series A Preferred Stock in any other respect.

Conversion

                     The holders of the Series A Preferred Stock have the right to convert the Series A Preferred Stock into approximately 1,200,000 shares of our common stock.

Exchange

                     The holders of the Series A Preferred Stock may elect to exchange all of their shares of Series A Preferred Stock for 3,612 shares of non-voting convertible preferred shares of Medizyme Pharmaceutical Ltd., a limited liability company held by us.

Term

                     If the Series A Preferred Stock is not converted or exchanged into shares of common stock on or prior to the later of July 7, 2006 or the exchange termination date, the Series A Preferred Stock will, at our option, either (1) remain outstanding or (2) be repaid in the amount of $1,000 plus accrued dividends thereon, payable in cash or in common stock.

Series B Preferred Stock

                     Elan International Services, Ltd. has provided us with a $12.0 million credit facility on a draw-down basis for our use, if we desire, to fund our portion of Medizyme’s operating costs over a 30-month period. Elan may convert this debt into shares of our Series B Preferred Stock. As of March 31, 2001 we have drawn down $2.7 million. Elan has not converted this debt into shares of our Series B Preferred Stock.

Dividend

                     The Series B Preferred Stock has a stated dividend rate of 12%, which is payable semi-annually through the issuance of additional shares of Series B Preferred Stock at a nominal value of $1,000 per share.

Liquidation Preference

                     In the event of any liquidation, dissolution or winding-up of the affairs of our business, whether voluntary or involuntary, before any payments of cash or distributions of property are made to the holders of the common stock or any other class or series of stock subordinate in liquidation preference to the Series A Preferred Stock and the Series B Preferred Stock, the holders of the Series A Preferred Stock and the Series B Preferred Stock will be entitled to receive out of our assets legally available for distribution and after accrued and unpaid dividends, $1,000 per share on a pro rata basis. If, upon liquidation, there are not sufficient assets to pay the holders of the Series A Preferred Stock and the Series B Preferred Stock the full amounts to which they are entitled, they will share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them if they were paid in full.

Voting Rights

                     The holders of the Series B Preferred Stock are not entitled to vote except that, so long as there are any shares of Series B Preferred Stock outstanding, we will not without first obtaining approval of the holders of a majority of the then outstanding shares of Series B Preferred Stock: (1) amend our Certificate of Incorporation so as to affect adversely the shares of Series B Preferred Stock or the holders of the Series B Preferred Stock, including by creating any additional classes or preferences or other rights senior to the Series B Preferred Stock or (2) change the rights of the holders of the Series B Preferred Stock in any other respect.

Conversion

                     The holders of the Series B Preferred Stock have the right to convert the Series B Preferred Stock into shares of common stock at a 50% premium to the average price of our common stock for the 60 days prior to the time of the applicable draw-down on the credit facility.

Redemption

                     The Series B Preferred Stock will be redeemable, in whole or in part, at our option for cash at $1,000 plus accrued dividends, so long as the amounts provided to be funded as set forth in the Securities Purchase Agreement, dated as of January 7, 2000, with Elan have been funded or we have waived our right to any additional funding.

Exchange

                     If Elan has exercised its exchange right, it will, at its option, (1) pay us an amount equal to 30.1% of the amount of the development funding provided to Medizyme, including any accrued and unpaid interest and/or dividends paid to Elan or (2) surrender for cancellation, including any accrued and unpaid interest and/or dividends paid to Elan, a portion of each issuance of Series B Preferred Stock having an aggregate original issue price equal to 30.1% of the total amount of the development funding provided to Medizyme, against the outstanding Series B Preferred Stock of any and/or the convertible promissory note dated as of January, 2000, by us in favor of Elan in the original principal amount of $12.015 million or (3) effect a combination of (1) and (2) above if applicable.

Term

                     If the Series B Preferred Stock has not been converted into shares of common stock or exchanged, on or prior to the later of July 7, 2006, and the exchange termination date, the Series B Preferred Stock, will at our option (1) remain outstanding or (2) be repaid in an amount of $1,000 plus accrued dividends, in cash or by the issuance of shares of our common stock.

DESCRIPTION OF WARRANTS

General

                     We may issue, together with other securities or separately, warrants to purchase our common stock or preferred stock. We will issue the warrants under warrant agreements to be entered into between us and a warrant agent, or as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

                     Each warrant will entitle the holder thereof to purchase for cash the number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

                     Warrants may be exercised as set forth in the applicable prospectus supplement relating to those warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

LEGAL MATTERS

                     For purposes of this offering, Stroock & Stroock & Lavan, LLP, New York, New York, will pass upon the legality of the securities being offered by this prospectus for Ribozyme Pharmaceuticals, Inc.

EXPERTS

                     The financial statements of Ribozyme Pharmaceuticals, Inc., appearing in Ribozyme Pharmaceuticals, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

                     This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

•	our financial prospects;

•	our financing plans;

•	trends affecting our financial condition; or

•	operating results; and

•	our strategies for growth, operations, and

•	product development and commercialization.

                     Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, or incorporated by reference, identifies important factors that could cause such differences.

2,261,905 Shares of Common Stock

Warrants to Purchase Common Stock

226,191 Shares of Common Stock Underlying Warrants

Agent's Warrants to Purchase Shares of Common Stock

180,953 Shares of Common Stock Underlying Agent's Warrants

RIBOZYME PHARMACEUTICALS, INC.

PROSPECTUS SUPPLEMENT

ABN AMRO INCORPORATED

November 27, 2001

                     You should rely on the information contained in this prospectus supplement and attached prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and attached prospectus. We are offering to sell, and seeking offers to buy common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and prospectus, regardless of the time of delivery of this prospectus supplement and attached prospectus or any sale of our common shares.

                     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus supplement and the attached prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the attached prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and attached prospectus applicable to that jurisdiction.